Exhibit 2.1

PURCHASE AND SALE AGREEMENT

Between

TOTAL E&P USA, INC.

and

W&T OFFSHORE, INC.

Effective January 1, 2010

TABLE OF CONTENTS

ARTICLE I - PURCHASE AND SALE		1
1.01	Purchase and Sale.	1
1.02	Properties.	1
1.03	Excluded Assets.	3
1.04	Effective Time.	4
ARTICLE II - PURCHASE PRICE		4
2.01	Purchase Price.	4
2.02	Additional Consideration: Abandonment Security	4
2.03	Adjustments to Purchase Price.	11
2.04	Preliminary Settlement Statement	12
ARTICLE III - REPRESENTATIONS AND WARRANTIES		12
3.01	Representations and Warranties of Seller.	12
3.02	Representations and Warranties of Buyer.	15
ARTICLE IV - COVENANTS		16
4.01	Covenants of Seller.	16
4.02	Covenants of Buyer.	19
ARTICLE V - TITLE MATTERS		20
5.01	Good and Defensible Title.	20
5.02	Casualty Loss.	22
5.03	Notice of Title Defect.	22
5.04	Remedies for Title Defect.	22
5.05	Seller’s Election Not to Cure.	23
5.06	Seller’s Election to Cure.	23
5.07	Upward Adjustments.	24
ARTICLE VI - ENVIRONMENTAL MATTERS		24
6.01	Material Environmental Conditions.	24
ARTICLE VII - CONDITIONS TO CLOSING		25
7.01	Seller’s Conditions	25
7.02	Buyer’s Conditions.	26
ARTICLE VIII - CLOSING		27
8.01	Date of Closing.	27
8.02	Closing Obligations.	27
ARTICLE IX - POST-CLOSING RIGHTS AND OBLIGATIONS		28
9.01	Files and Records.	28
9.02	Post-Closing Administrative Accounting Responsibilities.	28
9.03	Post-Closing Adjustments.	28
9.04	Subsequent Adjustments.	29
9.05	Reservation of Claims.	29
9.06	Sales and Use Taxes and Recording Fees.	29
9.07	Further Assurances.	29
9.08	Nonsurvival.	30
9.09	Indemnity and Assumption of Obligations.	30
9.10	Production Reporting.	32

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ARTICLE X - TERMINATION OF AGREEMENT		32
10.01	Termination.	32
10.02	Liabilities Upon Termination.	33
ARTICLE XI - MISCELLANEOUS		33
11.01	Notices.	33
11.02	Amendments.	34
11.03	Assignment.	34
11.04	Intentionally Omitted	34
11.05	Headings.	34
11.06	References.	34
11.07	Governing Law.	34
11.08	Announcements.	35
11.09	Entire Agreement.	35
11.10	Parties in Interest.	35
11.11	HSR Filings.	35
11.12(a)	Disclaimer of Warranties by Seller.	35
11.12(b)	Waiver of Consumer Rights.	37
11.12(c)	Disclaimer Regarding Information.	37
11.13	Waiver of Certain Damages.	38
11.14	Arbitration.	38
11.15	Exhibits and Schedules.	39
11.16	Knowledge.	39

EXHIBITS & SCHEDULES
Exhibit A	Description of Leases
Exhibit A-1	Description of Pipeline Property
Exhibit B	Working Interests, Net Revenue Interests and Allocated Value
Exhibit C	Disclosures
Exhibit D	EscrowAgreement
Exhibit E	Form of Assignment of Record Title Interest (MMS) and Form of Assignment, Bill of Sale and Conveyance (Parish/County)
Exhibit F	Description of claims, lawsuits, etc. affecting the Properties
Exhibit G	Transition Agreement
Exhibit H	Intentionally Omitted
Exhibit I	Reserved Claims
Exhibit J	Form of Press Release
Exhibit K	Form of Guaranty
Exhibit L	Form of Consent

Schedule 1.02(g)	Specfically included Studies and Data
Schedule 3.01(l)	Authorization, Consent or Approval
Schedule 3.01(n)	Expenses
Schedule 3.01(p)	Contracts
Schedule 3.01(q)	Notices from Governmental Authorities
Schedule 3.01(r)	Gas Imbalances

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) dated the 7th day of April, 2010 (the “Execution Date”), is between TOTAL E&P USA, INC., a Delaware corporation, with offices at 1201 Louisiana, Suite 1800, Houston, Texas 77002 (“Seller”), and W&T OFFSHORE, INC., a Texas corporation, with offices at Nine Greenway Plaza, Suite 300, Houston, Texas 77046 (“Buyer”).

RECITALS

WHEREAS, Seller is the owner of the Properties (as hereinafter defined); and

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Properties, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained in this Agreement, the mutual benefits derived and to be derived from this Agreement by each Party, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I - PURCHASE AND SALE

1.01 Purchase and Sale.

Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, assign and convey to Buyer, the Properties as defined below. As an accommodation to Buyer, upon written request from Buyer to be delivered no later than five (5) business days before Closing, Seller agrees to convey the Properties (as defined below) to a wholly owned subsidiary of Buyer (“Nominee”), subject to the terms and conditions contained in this Agreement. In the event Buyer exercises its right to acquire the Properties in the name of Nominee, all references herein (with the exception of Sections 2.02 (j) and (k)) to Buyer shall mean Buyer and Nominee jointly, severally and in solido. Notwithstanding the acquisition of the Properties in the name of Nominee, Buyer shall remain responsible to Seller for all representations, warranties, covenants, indemnities and other agreements under this Agreement.

1.02 Properties.

In this Agreement, the “Properties” means the following and is referred to as the “Properties” or individually as the “Property”:

(a) All of Seller’s undivided right, title and interest in, to and under the leases insofar and only insofar as described in Exhibit “A”, together with all other interests of Seller in and to the submerged lands of the Outer Continental Shelf subject thereto or unitized therewith, including, without limitation, record title, operating rights, working interests, net revenue interests, overriding royalty interests, carried interests, net profits interests, and any other interests of a similar nature, (all of which are hereafter referred to as the “Leases” or “Leasehold Interests” and the submerged lands of the Outer Continental Shelf covered thereby which shall be referred to herein collectively as the “Lands” or singularly as the “Land”);

(b) All of Seller’s undivided right, title and interest in and to all hydrocarbons produced from or allocated to the Lands, after the Effective Time, including linefill and inventory in tanks and vessels attributable to the Leases as of the Effective Time. “Hydrocarbons” means oil, gas well gas, casinghead gas, condensate, natural gas liquids and all components of any of them;

(c) All of Seller’s undivided right, title and interest in and to all contracts and agreements to the extent and only to the extent they are related to the Leasehold Interests or Lands, including without limitation: leases; operating agreements; gas balancing agreements; oil sales contract by and between TOTAL E&P USA, INC. and Atlantic Trading and Marketing, Inc., gas sales contracts, equipment rental agreements, processing, gathering, compression, production handling and transportation agreements; joint venture agreements; farmout agreements, farmin agreements; area of mutual interest agreements, confidentiality agreements, dry hole agreements; bottom hole agreements; acreage contribution agreements; servicing contracts; easements; rights-of-way; permits; licenses; unitization agreements; and all other similar contracts and agreements relating to the Leasehold Interests or Lands to the extent that they may be lawfully assigned without payment of consideration by Seller (collectively, the “Contracts”);

(d) The easements, rights-of-way, licenses, permits, franchises, authorizations, assignments, including but not limited to the Matterhorn lateral export pipelines and appurtenances, including any and all renewals and extensions thereof described on Exhibit “A-1” (collectively, the “Pipeline Properties”);

(e) All of the gas imbalances consisting of amounts under-produced or over-produced associated with the Leases and/or amounts under-delivered or over-delivered associated with facilities or pipelines related thereto, existing as of the Effective Time, and attributable or allocated to Seller (“Gas Imbalances”);

(f) All proprietary geophysical and/or geological or seismic data and maps (in electronic format, if available) related to the Leases (including, without limitation, all processing, reprocessing and derivative products) and all rights therein, to the extent that Buyer can demonstrate that it has a license or other right to the underlying data set or derivations derived therefrom on which the reprocessing is based and transfer of such reprocessing will not violate the terms of Seller’s license agreement or to the extent that they may be lawfully assigned or licensed by Seller to Buyer without cost to Seller;

(g) To the extent assignable or transferable by Seller, originals (to the extent an original is available) or copies at Buyer’s cost (if originals are unavailable), (in electronic format if available), of all of the files, records, information and data directly pertaining to the Properties in Seller’s possession, or to which a copy is readily available to Seller, including, without limitation, title records, abstracts, title opinions, title certificates, computer records, production records, well logs, well information and well data bases (including directional surveys, LAS well log curves, etc.), petrophysical studies and support data (such as open and cased hole logs including interpretations, MDT data, and full or sidewall cores and support data, bottom hole pressure data, nodal analysis), geologic maps, engineering studies related to the Pipelines Properties or Equipment (including supporting data, platform structure, design and modifications), and all other information relating directly to the ownership or operation of the Properties, including those studies and data identified in Schedule 1.02(g) (collectively, the “Records”); and

(h) All of Seller’s undivided interests in and to all of the real, personal and mixed, movable and immovable property, (including, without limitation:, platforms; wells; pipelines, fixtures; equipment; personal property; gas gathering or processing systems), data, application software, network, communication servers and satellite phones and all other fixtures and improvements located on or appurtenant to the Lands and used solely in connection therewith (the “Equipment”).

1.03 Excluded Assets.

Notwithstanding the foregoing, the Properties do not include: (i) Seller’s corporate, financial, income and franchise tax and legal records that relate to Seller’s business generally (whether or not relating to the Properties); (ii) all records (including seismic) to the extent and only to the extent disclosure or transfer is restricted by any third party agreement (and Seller is unable to obtain a waiver of any such restriction without payment of consideration); (iii) office computers and computer software; (iv) Seller’s seismic proprietary reprocessing of Seller’s geophysical data unless Buyer can demonstrate that it has a license or other right to the underlying data set on which the reprocessing is based and transfer of such reprocessing will not violate the terms of Seller’s license agreement; (v) all legal records and legal files of Seller (other than title opinions); (vi) files, internal memoranda, correspondence and other related records generated in connection with the sale of the Properties and the negotiation and execution of this Agreement; (vii) any refund of costs, taxes, royalties or expenses borne by Seller or Seller’s predecessor in title attributable to the period prior to the Effective Time; (viii) any and all proceeds from insurance that relate to the Properties, insofar as such proceeds are attributable to periods of time prior to the Effective Time; (ix) reserve evaluations and reservoir simulation studies except as listed on Schedule 1.02(g); (x) data application software, network, communication servers and satellite phones; (xi) any electronic communication or correspondence not printed or filed in the ordinary course of business; all of which are specifically reserved by Seller and excluded from the sale contemplated by this Agreement; (xii) technical risk assessments performed by Seller’s HSES department based on Seller’s global group criteria; (xiii) oil and gas pricing forecasts, internal or SEC reserves and resources estimates, forecasts of production, economic forecasts, (xiv) any proceeds from any bankruptcy proceedings of other working interest owners in the Properties attributable to the period prior to the Effective Time; and (xv) any rental equipment related to the Property or situated on or appurtenant to the Lands (together, the “Excluded Assets”).

1.04 Effective Time.

The purchase and sale of the Properties shall be effective as of January 1, 2010 at 12:01a.m., in the time zone in which the Property is located (herein called the “Effective Time”).

ARTICLE II - PURCHASE PRICE

2.01 Purchase Price.

The purchase price for the Properties is One Hundred Fifty Million and no/100 US Dollars (US$150,000,000.00) (“Purchase Price”), which shall be subject to adjustment as set forth in Section 2.03 below. Contemporaneous with the execution of this Agreement, Buyer has paid by immediately available funds to Seller an amount equal to five percent (5%) of the above stated Purchase Price as an earnest money deposit (the “Deposit”), which sum shall be credited against the Purchase Price at Closing in accordance with Section 2.03(b)(1), but shall only be subject to refund if this Agreement is terminated pursuant to Section 10.02.

2.02 Additional Consideration: Abandonment Security.

Buyer agrees to provide to Seller as additional consideration certain collateral described in this Section 2.02 to secure Buyer’s Plugging and Abandonment (defined in Section 6.01(d) below) obligations under this Agreement. If Closing occurs:

(a) Buyer agrees to provide to Seller a combination of the following (at Buyer’s option) in the Collateral Amount hereinafter provided in Section 2.02(b):

(i)	irrevocable letter(s) of credit in a form reasonably acceptable to Seller from financial institution(s) with a Standard & Poor’s rating of AA- or better (or Moody’s rating of Aa3 or better) for a period of five (5) years prior to issuance (a “Letter of Credit”); and/or

(ii)	irrevocable performance bond(s) in a form reasonably acceptable to Seller or the MMS Gulf of Mexico OCS Region Leasing & Financial Responsibility Unit (the “MMS Bonding Unit”) from a surety or bonding company(ies) accepted by the MMS Bonding Unit to issue supplemental bonds in the face amount so tendered (a “Performance Bond”) and/or;

(iii)	cash security held in an escrow account with JPMorgan Chase Bank, N.A., (the “Collateral Agent”) which account shall be governed by the Escrow Agreement attached hereto as Exhibit “D” (the “Cash Collateral Account”)

(collectively,	the “Collateral”).

(b) Buyer shall on or before the dates shown below ensure that the Collateral is provided to Seller in the amounts shown in the table below (the “Collateral Amount”):

Date	Minimum Annual Funding	Collateral Amount
Closing	$0	$25 million
12/31/2010	$9 million	$34 million
12/31/2011	$8 million	$42 million
12/31/2012	$4 million	$46 million
12/31/2013	$9 million	$55 million
12/31/2014	$9 million	$64 million
12/31/2015	$9 million	$73 million
12/31/2016	$6 million	$79 million
12/31/2017	$4 million	$83 million
12/31/2018	$5 million	$88 million
12/31/2019	$3 million	$91 million
12/31/2020	$3 million	$94 million
12/31/2021	$3 million	$97 million
12/31/2022	$3 million	$100 million
12/31/2023	$3 million	$103 million

(c) Notwithstanding anything contained herein to the contrary, in the event Buyer has performed Plugging and Abandonment with respect to a Property to satisfy a Plugging and Abandonment obligation that existed prior to the Effective Date, the total Collateral Amount required shall be reduced by an amount equal to the amount that the MMS Bonding Unit has assigned to the applicable Lease for such Plugging and Abandonment for such operation. For example, if a well is plugged and abandoned and the MMS Bonding Unit assigns a value of $1 million to such well, the total ending Collateral Amount will be reduced from $103 million to $102 million.

(d) In the event the MMS Bonding Unit accepts from Buyer supplemental bonds or other additional security for one or more of the Leases pursuant to 30 CFR 256.53 (d) and (e) (collectively, “Supplemental Bonds”), to the extent Supplemental Bonds apply to Plugging and Abandonment obligations existing on one or more Leases prior to the Effective Date, the required Collateral Amount of Collateral shall be reduced by the sum of Supplemental Bonds which satisfy the following conditions (collectively, the “MMS Collateral”):

(i)	the required Collateral Amount of the Collateral shall be reduced by the face value of any Supplemental Bonds up to the amount actually required by the MMS Bonding Unit for the applicable Lease, provided however that

(x)	for lease-specific supplemental bond(s) accepted by the MMS Bonding Unit for OCS-G 16549 (VK 822), Buyer may offset the greater of (aa) the amount required for said lease by the MMS Bonding Unit or (bb) $5 million; and

(y)	for lease-specific supplemental bond(s) accepted by the MMS Bonding Unit for OCS-G 10942 (VK 823), Buyer may offset the greater of (cc) the amount required for said lease by the MMS Bonding Unit or (dd) $9 million; and

(z)	for lease-specific supplemental bond(s) accepted by the MMS Bonding Unit for OCS-G 19931 (MC 243), (i) Buyer may offset the amount required by the MMS Bonding Unit plus (ii) Buyer may offset any amount in excess of the amount required by the MMS Bonding Unit if Buyer is able to arrange a rider or other instrument to said supplemental bond from the issuer reasonably acceptable to Seller that contains the following provision:

In the event the surety reduces the bond’s amount without (i) full performance of the bond obligation or (ii) prior written consent of TOTAL E&P USA, INC. (“TOTAL”), the Surety shall (x) immediately issue a separate bond with equivalent obligation to TOTAL as obligee in the exact amount of such reduction; and (y) issue a rider to the bond reducing the bond’s amount by the amount of such separate bond.

provided, however, the effect of such rider or other instrument shall cease and become null and void in the event that the then amount of such Supplemental Bond is required by the MMS Bonding Unit to meet Buyer’s supplemental bond requirements for the applicable lease (and in such event, if requested, Seller shall consent to such termination); and

(ii)	with regard to a third-party indemnity, the required Collateral Amount of the Collateral shall be reduced by a third-party indemnity provided to and accepted by the MMS Bonding Unit in lieu of a supplemental bond obligation covering a Lease, provided that (y) the third-party indemnitor has a Standard & Poor’s rating of BBB or better or a Moody’s rating of Bba1 or better for a period of five (5) years (“Investment Grade”) and (z) the indemnitor provides Seller with an irrevocable mirror indemnity agreement in a form reasonably approved by Seller (which approval will not be unreasonably withheld) naming Seller as beneficiary, provided that, (aa) such mirror indemnity agreement cannot be called by Seller until it has made reasonable demand on the MMS to call on the MMS indemnity agreement for the same Lease and (bb) the amount available under such mirror indemnity agreement shall be reduced dollar for dollar by any payments made by the indemnitor to the MMS under the indemnity agreement provided to the MMS; and

(iii)	at Closing, Buyer shall present to Seller for review the issued Supplemental Bonds that Buyer will file with the MMS and Buyer shall promptly file such Supplemental Bonds with the MMS in accordance with MMS rules and regulations in connection with filing of the assignments of the Properties with the MMS. Upon the MMS Bonding Unit acceptance of such Supplemental Bonds, the required Collateral Amount of Collateral shall be reduced by the face value of such Supplemental Bonds, subject to Section 2.02(d)(i) and (ii). However, in the event the MMS Bonding Unit does not accept such Supplemental Bonds within forty-five (45) days of Closing, no reduction of the required Collateral Amount of Collateral shall be allowed and Buyer shall provide Collateral or MMS Collateral in an amount necessary to make up the shortfall by whatever means no later than fifty (50) days following Closing.

Subject to Section 2.02(d)(i) and (ii), the above described reductions in the required Collateral Amount of Collateral shall apply for as long such offsetting Supplemental Bonds are given credit to satisfy a supplemental bond obligation imposed on a Lease by the MMS Bonding Unit.

As an illustration of the above described mechanism, if the MMS Bonding Unit requires a supplemental bond in the amount of $35 million and the Buyer satisfies the obligation with Supplemental Bonds, the required Collateral Amount of Collateral will be reduced by $35 million. However, if the MMS Bonding Unit requires a supplemental bond in the amount of $35 million and the MMS Bonding Unit accepts Supplemental Bonds from Buyer in the amount of $50 million, the required Collateral Amount of Collateral will still be reduced by $35 million, unless Buyer complies with the requirements of Section 2.02(d)(i) and (ii) in which case the required Collateral Amount of Collateral will be reduced by $50 million.

(e) In order to further ensure Buyer’s Plugging and Abandonment obligations under this Agreement, Seller shall reserve at Closing an overriding royalty interest in each of the Leases in the amount equal to 7% of 8/8ths (proportionately reduced to the working interest to be assigned to Buyer in each Lease) which interest shall be free and clear of all burdens (except for the lessor’s royalty and any burdens created by, through or under Seller) and which reservation shall be contained in a form substantially similar to the Assignment of Record Title Interest shown on Exhibit “E” (collectively, the “ORRI”). The proceeds of the ORRI shall be deposited into the Cash Collateral Account (in which Seller shall have a perfected security interest). In the event that at the end of each year listed above, the Collateral Amount required as of the end of such year is greater than the sum of the amount of the Collateral and the MMS Collateral, Buyer shall provide Collateral or MMS Collateral in an amount necessary to make up the shortfall by whatever means no later than January 31st of the immediately following year. Notwithstanding anything in this Section 2.02(e) to the contrary, it is the intent of the Parties that the ORRI shall pay into the Cash Collateral Account at regular intervals to coincide with the payment of lessor’s royalties. If during a given calendar year the amount of the ORRI paid into the Cash Collateral

Account for that given calendar exceeds the Minimum Annual Funding required for that given year, the Collateral Agent shall immediately disburse to Buyer all amounts in excess of Minimum Annual Funding for that given year and thereafter all amounts paid into the Cash Collateral Account by the ORRI during such calendar year.

The following additional conditions shall apply to the provisions above regarding the ORRI and the Cash Collateral Account:

(i)	At the end of a given calendar year, if the sum of the Collateral and the MMS Collateral (the “Total Collateral Amount”) exceeds the prescribed Collateral Amount due at the end of that calendar year, and Buyer makes a written request on Seller on or before January 31st of the next year, Buyer shall be entitled to a partial release of the Collateral within ten (10) days of such request in the form reasonably requested by Buyer (i.e., bonds, letter of credit or cash from the Cash Collateral Account) in an amount equal to such excess (an “Overfunded Collateral Reimbursement”) and the ORRI shall fund the Cash Collateral Account during the next calendar year in an amount equal to the Minimum Annual Funding due at the end of the next calendar year.

(ii)	If at the end of a given calendar year the Total Collateral Amount exceeds the prescribed Collateral Amount due at the end of the next calendar year (y) all funds paid during that next calendar year by the ORRI into the Cash Collateral Account shall be immediately disbursed by the Collateral Agent to Buyer and (z) no Overfunded Collateral Reduction will be allowed during the next calendar year if it will result in the Total Collateral Amount being less than the prescribed Collateral Amount due at the end of the such next calendar year. For 2010 only, if upon Closing the Total Collateral Amount is greater than or equal to the prescribed Collateral Amount due at the end of 2010, (y) all funds paid during 2010 into the Cash Collateral Account by the ORRI during 2010 shall be immediately disbursed by the Collateral Agent to Buyer and (z) no Overfunded Collateral Reduction will be allowed during 2010 if it will result in the Total Collateral Amount being less than the prescribed Collateral Amount due at the end of 2010.

(iii)	If any portion of the Collateral consists of a Performance Bond or Letter of Credit, Buyer shall provide proof that all applicable premiums covering the year in which an Overfunded Collateral Reimbursement is made have been paid in full. It is the intent of Buyer and Seller that at any time Total Collateral Amount shall equal the prescribed Collateral Amount required under Section 2.02(b) at such time.

(iv)	Notwithstanding anything in this Section 2.02(e) to the contrary, if the MMS Bonding Unit increases the required amount of supplemental bonding obligations on one or more of the Leases during a calendar year and Buyer posts Supplemental Bonds with the MMS Bonding Unit in such amounts necessary to satisfy such increased requirement, to the extent the Total Collateral Amount exceeds the prescribed Collateral Amount due at the end of such calendar year, (y) all funds paid thereafter during such calendar year into the Cash Collateral Account by the ORRI during such calendar year shall be immediately disbursed by the Collateral Agent to Buyer and (z) Buyer shall be entitled to an Overfunded Collateral Reimbursement as long as it will not result in the Total Collateral Amount being less than the prescribed Collateral Amount due at the end of the such calendar year.

(v)	In the event the Total Collateral Amount exceeds the total ending required Collateral Amount due under section 2.02(b), as it may be reduced under section 2.02(c), the ORRI shall be released, the ORRI conveyed to Buyer and all funds in the Cash Collateral Account shall be transferred to Buyer after which no Overfunded Collateral Reductions shall be allowed.

(f) The Collateral and the ORRI shall remain in effect until (i) Buyer has performed all of its obligations assumed hereunder in regard to the Plugging and Abandonment of the Properties; (ii) Buyer has a rating of Investment Grade or (iii) Buyer provides to Seller an irrevocable guaranty from an entity covering the Plugging and Abandonment (in a form reasonably acceptable to Seller (which acceptance shall not be unreasonably withheld)) provided that such entity is rated Investment Grade and (y) approved by the MMS to act as an indemnitor to provide a third-party indemnity in lieu of a supplemental bond in the amount of the guaranty to Seller, provided Buyer uses reasonable commercial efforts to ensure that the guarantor timely provides the materials necessary and requests that the MMS make a determination of financial strength and liability during the period the such guaranty is in force and effect or (z) in spite of good faith attempts to seek such approval, the guarantor is not approved by the MMS to act as an indemnitor to provide a third-party indemnity in lieu of a supplemental bond in the amount of the guaranty to Seller, it is the opinion of KPMG (or other agreed upon third party) that such guarantor meets all of the financial requirements imposed by the MMS for an indemnitor to provide a third-party indemnity in lieu of a supplemental bond in the amount of the guaranty.

In the event Buyer complies with (i), (ii) or (iii) above, the Collateral and the ORRI shall be released, the ORRI conveyed to Buyer and all funds in the Cash Collateral Account shall be transferred to Buyer. Thereafter, Buyer shall have no further obligation under this Section 2.02.

(g) Plugging and Abandonment with respect to a Property shall be deemed performed when Buyer shall submit to Seller written evidence that such Plugging and Abandonment with respect to a Property has been satisfactorily performed (which written evidence may be in the form of (i) written abandonment application of Buyer (which may include platform reefing) that has been approved or accepted by the MMS and any applicable state agency (as applicable) and (ii) the abandonment report of Buyer (certifying performance of such approved abandonment) that has been filed with the MMS).

(h) Buyer agrees that if Buyer sells the Property to an affiliate or a third party, Buyer shall require that a provision substantially in the form of this Section 2.02 be included in any transaction selling or trading the Property to such affiliate or third party unless (i) Buyer retains the obligation to maintain the Collateral in the manner provided for under this Section 2.02 or (ii) the entity receiving the interest in the Property(ies) is rated Investment Grade. In the event an undivided interest in one or more of the Properties is sold to a purchaser which is rated Investment Grade, Buyer’s obligations under this Section 2.02 shall be proportionately reduced to the extent of the conveyed undivided interest, but only to the extent that Buyer maintains a uniform proportional interest in each of the Properties, unless the Plugging and Abandonment obligations with regard to (i) OCS-G 16549 (VK 822) and OCS-G 10942 (VK 823) or (ii) OCS-G 19931 (MC 243) and OCS-G 24282 (ROW) have been fully completed.

(i) Notwithstanding anything in this Agreement to the contrary, Buyer agrees to promptly satisfy, and to maintain in accordance with applicable laws, any and all bonding obligations or other securities which may be required of it pursuant to all applicable federal and state laws, rules and regulations as regards the Properties.

(j) In the event Buyer exercises its right under Section 1.01 to acquire the Properties in the name of Nominee, Buyer shall provide a Guaranty of the Plugging and Abandonment obligations which shall be executed and delivered to Seller at Closing in a form substantially similar to the Guaranty attached hereto as Exhibit “K” (the “Guaranty”).

(k) In the event Buyer exercises its right under Section 1.01 to acquire the Properties in the name of Nominee, Buyer shall provide a Consent to Assign and Property Control Agreement which shall be executed and delivered to Seller at Closing in a form substantially similar to the form attached hereto as Exhibit “L” (the “Consent”). Among other things, the Consent shall contain provisions which (i) limit Buyer’s ability to divest itself of (y) ownership interest in Nominee or (z) ownership of the Properties without Nominee first assigning the Properties to Buyer or without the prior written consent of Seller (which consent shall not be unreasonably withheld) and (ii) requires Nominee to assign all of its interest in the Properties to Buyer prior to Nominee becoming insolvent, being placed into receivership, or becoming the subject of an order for relief under Title 11, United States Code, which in the case of a default by Buyer, which is not cured by Buyer within thirty (30) days after Buyer receives written notice of default, stipulated damages in the amount of $5 million.

2.03 Adjustments to Purchase Price.

The Purchase Price shall be adjusted as follows:

(a) The Purchase Price shall be adjusted upward by the following:

(1) the value of all Hydrocarbons in storage or in the pipelines or in transit, as of the Effective Time, that is produced from Mississippi Canyon Block 243, OCS-G-19931, such value to be the actual price received for such Hydrocarbons upon the first sale thereof to Seller’s purchaser (regardless of whether such purchaser is affiliated with Seller or not) or absent a sale, then such value shall be based upon the average market price posted for oil of similar quality and grade and for gas, the published price in Platt’s Gas Daily Henry Hubb price/mmbtu for gas of similar quality and grade in effect as of the Closing Date;

(2) the amount of all operating costs incurred and paid by or on behalf of Seller, including, (a) with respect to the period from the Effective Time until the Execution Date, as to the Viosca Knoll Block 822 Unit, covering Viosca Knoll blocks 822 and 823 (the “Virgo Unit”), any overhead charges allowable under the accounting procedure promulgated by the Council of Petroleum Accountant Societies (“COPAS”) and made part of the Virgo Unit Operating Agreement and in the case of Mississippi Canyon 243 Field (“Matterhorn”), the amount that would result if the COPAS accounting procedure for the Virgo Unit were applied to Matterhorn, (b) with respect to the period from the Execution Date until the Closing Date, all overhead charges allowable under paragraph (a) above as to the Virgo Unit and, in the case of Matterhorn, the amount as historically calculated and charged by Seller to Matterhorn in lieu of COPAS overhead, and, (c) with respect to the period from the Effective Time until the Closing Date, all capital expenditures incurred and paid by or on behalf of Seller in connection with the operation of the Properties that are attributable to the period of time after the Effective Time, including, without limitation, royalties, rentals and other charges, ad valorem, property, production, excise, severance, marketing fees as historically calculated and applied by Seller to the Properties and any other taxes (other than income taxes) based upon or measured by the ownership of the Lands or the Equipment or the production of Hydrocarbons or the receipt of proceeds therefrom, not deducted or netted from proceeds under Section 2.03(b)(2) below.;

(3) an amount equal to the sum of any Upward Adjustments provided for by Section 5.07;

(4) an amount equal to the interest calculated as the product of the lesser of (i) two and one-half percent (2.5%) per annum or (ii) the highest rate permitted by applicable law per annum and the Purchase Price attributable to the period from the Execution Date until the Closing (provided, however, if the consents shown on Schedule 3.01(l).have not been obtained within thirty (30) business days after the Execution Date, no interest shall accrue during the period that is thirty (30) business days after the Execution Date until the date such consents have been obtained);

(5) an amount equal to $5.814/mmbtu multiplied by the volume determined due and owing to Seller for the existing Gas Imbalance(s) as of the Effective Time; and

(6) any other amount agreed upon in writing by Seller and Buyer.

(b) The Purchase Price shall be adjusted downward by the following:

(1) the amount of the Deposit;

(2) the amount of gross proceeds actually received by or on behalf of Seller derived from the sale of Hydrocarbons from the Properties, net of royalties, severance taxes, and marketing costs (including, but not limited to, marketing fees, transportation, compression, gathering and processing fees, in each case consistent with past practices) deducted or paid by Seller and that are attributable to the period of time after the Effective Time;

(3) an amount equal to the sum of the Downward Defect Adjustments provided for in Section 5.05, if such amount exceeds five percent (5%) of the Purchase Price and then only to the extent of such excess;

(4) an amount equal to $5.814/mmbtu multiplied by the volume determined will be due and owing from Seller to under produced parties for the existing Gas Imbalance(s) as of the Effective Time; and

(5) any other amount agreed upon by Seller and Buyer.

The Purchase Price after adjustment is the “Adjusted Purchase Price.”

2.04 Preliminary Settlement Statement

With respect to matters that can be determined as of the Closing and using the best information then available, Seller shall prepare and deliver to Buyer, for Buyer’s review, two (2) business days prior to the Closing a settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Closing Amount (defined below) and each adjustment and the calculation of each adjustment used to determine the Closing Amount. The term “Closing Amount” means the Purchase Price adjusted as provided in Section 2.03. All other adjustments to the Purchase Price shall be taken into account in the Final Settlement Statement provided in Section 9.02.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

3.01 Representations and Warranties of Seller.

Seller makes the following representations and warranties which shall be true and correct as of the execution of this Agreement and as of Closing:

(a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in multiple jurisdictions, including owning federal offshore leases and in the jurisdictions where the Properties are located.

(b) Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement.

(c) The execution and delivery of this Agreement have been duly and validly authorized by all necessary action, corporate or otherwise, if any, on the part of Seller.

(d) This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

(e) The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, the articles of incorporation, bylaws or governing documents of Seller or any material provision of any agreement or instrument to which Seller is a party, or by which it, or the Properties, is bound or, to the best knowledge of Seller, will not violate or be in conflict with any material provision of any judgment, decree, order, statute, rule or regulation applicable to such Seller.

(f) Seller has Good and Defensible Title to the Properties; provided, however, that notwithstanding any other provision of this Agreement to the contrary, Buyer’s exclusive remedy for any breach of this warranty shall be the remedy set forth in Article V hereof.

(g) During the period of time from the Effective Time to Closing, except as disclosed in Exhibit “C”, Seller: (i) has not incurred (and will not incur) any obligation or liability with respect to the Properties other than in the ordinary course of Seller’s business; (ii) has not sold, transferred, mortgaged or otherwise disposed of or encumbered any of the Properties or entered into any transaction, and will not sell, transfer, mortgage or otherwise dispose of or encumber any of the Properties or enter any transaction, the effect of which would be to cause Seller’s interest therein to be less than that shown in Exhibit “B”, or be burdened or encumbered in any manner different than contemplated herein; and (iii) has not agreed, and will not agree, to take any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

(h) Seller has used a broker with respect to the transactions contemplated by this Agreement. Buyer shall have no responsibility, contingent or otherwise, for any broker’s fees.

(i) To Seller’s knowledge, Seller has not received at any time any advance, take-or-pay or other similar payments under production sales contracts that entitle the purchasers thereunder to recoup or otherwise receive deliveries of Hydrocarbons at any time after the Effective Time without payment therefor.

(j) To Seller’s knowledge, there are no preferential rights to purchase affecting any of the Properties.

(k) There are no claims, actions, suits or proceedings (including condemnation or similar proceedings) filed or, to Seller’s knowledge, threatened against the Properties or any portion thereof that would have a material adverse affect on the value or operation of the Properties except as listed on Exhibit “F”. There are no claims, disputes or litigation pending or, to the Seller’s knowledge, threatened, in which Seller is or may be a party affecting the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller. There is no relief under bankruptcy laws being contemplated by Seller or to Seller’s knowledge threatened against Seller.

(l) Except for (i) routine change of operator filings, and (ii) approvals that are required to be obtained from governmental entities that are lessors under leases forming a part of the Properties (or that administer such leases on behalf of such lessors) which are customarily obtained post-closing, upon proper application, no authorization, consent or approval of, or filing with, any governmental entity is required to be obtained or made by Seller for the execution and delivery by Seller of this Agreement and the consummation by Seller of the transaction contemplated hereunder. No authorization, consent or approval of any non-governmental third party is required to be obtained by Seller for the execution and delivery of this Agreement or the consummation by Seller of the transaction contemplated hereunder except as shown on Schedule 3.01(l).

(m) Seller is not obligated by virtue of a prepayment arrangement, make up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other arrangement, other than the Gas Imbalances, to deliver Hydrocarbons or proceeds from the sale thereof, attributable to the Properties at some future time without then or thereafter receiving the full contract price therefore (less and except any agreed marketing fee).

(n) Except as disclosed on Schedule 3.01(n), during the period that Seller owned and operated the Properties, all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties on or prior to the Effective Time, and all severance, production, ad valorem, and other similar taxes) relating to the ownership or operation of the Properties on or prior to the Effective Time, have been, and are being, paid (timely, and before the same become delinquent) by Seller, except such expenses and taxes as are disputed in good faith by Seller and for which an adequate accounting reserve has been established by Seller. During the period that Seller owned and operated Virgo Block 823, all royalties under or related to production from the Virgo Block 823 on or prior to the Effective Time have been, and are being, paid timely, except such royalties as are disputed in good faith by Seller.

(o) Seller has not entered into a farmout or farmin arrangement affecting the Leases that is still in effect and has not been performed.

(p) To Seller’s knowledge, the Contracts on Schedule 3.01(p) include all of the existing material contracts enforceable against Seller affecting the Properties and Seller is not in material default with respect to such Contracts.

(q) With the exception of incidents of non-compliance (“INCs”) issued from time to time by the Minerals Management Service, U.S. Department of Interior (“MMS”) and, except as shown on Schedule 3.01(q), Seller has not received written notice from any governmental agency of any alleged violation of environmental laws associated with the Properties which remain outstanding and unsatisfied.

(r) The amount of the Gas Imbalances as of the Effective Time is set forth on Schedule 3.01(r).

3.02 Representations and Warranties of Buyer.

Buyer represents and warrants the following to Seller, which representations and warranties shall be true and correct as of the execution of this Agreement and as of Closing:

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas and is duly qualified to carry on its business in the jurisdictions where the Properties are located and is duly qualified, approved and authorized with the Minerals Management Services (“MMS”) to own and operate federal offshore leases in accordance with applicable laws, rules, regulations and orders governing the ownership and operation of leases in the Outer Continental Shelf.

(b) Buyer has all requisite power and authority, to carry on its business as presently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement, and to perform its other obligations under this Agreement.

(c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action, if any, on the part of Buyer.

(d) The Agreement constitutes a legal, valid and binding obligation to Buyer, enforceable in accordance with its terms.

(e) The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, the governing documents of Buyer or any material provision in any agreement or instrument to which Buyer is a party or by which it is bound, or, to the best of Buyer’s knowledge, will not violate or be in conflict with any judgment, decree, order, statute, rule or regulation applicable to Buyer.

(f) Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(g) As provided in Section 9.01, Seller is to make available and transfer to Buyer certain information, which may include geological and other scientific data. Any reliance by Buyer on any information furnished hereunder shall be at Buyer’s sole risk. Seller shall in no event be liable for any damage accruing to Buyer as a result of any such reliance. Buyer acknowledges that except as expressly made herein, Seller has made no representations or warranties as to the accuracy of such data, and in entering this Agreement and consummating the transactions contemplated herein, Buyer will rely solely upon its independent investigation of, and judgment with respect to, such geologic and scientific data.

(h) Buyer has, or upon Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to fulfill its obligations hereunder.

(i) Buyer is an informed and sophisticated buyer, and Buyer is itself or has engaged expert advisors, experienced in the evaluation and purchase of property such as the Properties including without limitation, reliance on the advice of experts (e.g., reservoir and facility engineers, attorneys, tax advisors, accountants, valuation specialists and environmental consultants), and that it has had (or will have prior to the Closing) access to the Properties, the officers and employees of Seller, and the books, records and files of Seller relating to the Properties, and in making the decision to enter into this Agreement as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance with this Agreement.

(j) Buyer will undertake prior to Closing such investigation and request such documents and information concerning the Properties as it deems necessary.

ARTICLE IV - COVENANTS

4.01 Covenants of Seller.

Seller covenants and agrees with Buyer that:

(a) After the execution of this Agreement until Closing, and to the extent reasonably within Seller’s control: (i) Seller shall cause the Properties to be maintained and operated in a good and workmanlike manner; (ii) Seller shall refrain from taking any action, without the prior written consent of Buyer, to sell, dispose of, distribute, encumber or enter into any agreement or arrangement for the sale, disposition, distribution or encumbrance of, any of the Properties or enter into any transaction, the effect of which would be to cause Seller’s net revenue interest to be less or Seller’s working interest to be more than that shown in Exhibit “B” or burdened or encumbered in any manner different than as contemplated herein except to the extent that Hydrocarbons are produced and sold from the Properties during the course of normal operations consistent with past practices; (iii) except with regard to events involving threat to life, environment or property, Seller shall not enter into any contract or commitment or assume or incur any obligation with respect to the Properties’ normal operations involving expenditures in excess of One Hundred Thousand Dollars ($100,000.00) net to Seller’s interest without the prior written consent of Buyer which consent shall not be unreasonably withheld; (iv) Seller shall not, without Buyer’s prior written consent, commence or consent to the commencement of the drilling of any well or the deepening, completion or recompletion of any existing well or the abandonment of any well on the Properties; (v) Seller, shall not, without Buyer’s written prior consent, amend, modify or otherwise change any existing contract nor enter into any contract or other agreement regarding the sale or other disposition of gas production attributable to the Properties; (vi) Seller shall not commit any gas production from the Properties on a long term basis to any Purchaser thereof (except in those instances in which Seller is obligated to deliver such gas production under existing contracts or other arrangements) without the prior written consent of Buyer; or (vii) Seller, shall not, without the prior written consent of Buyer, enter into an agreement or arrangement to balance or otherwise settle any gas imbalances with other interest owners in any of the Properties. Buyer acknowledges that Seller owns an undivided interest in the Lands and Buyer agrees that the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Section 4.01(a) nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner which complies with the provisions of this Section 4.01(a). Notwithstanding the foregoing, Buyer agrees that Seller or its Affiliate may enter into contracts which are at market basis and which can be cancelled upon 30-days’ notice, without Buyer’s consent.

(b) Seller shall pay as they become due, from the date hereof until the Closing Date, all expenses related to the Properties during the period from the execution hereof until Closing as would be paid by a reasonable prudent party.

(c) Seller shall afford Buyer and its agents at their sole expense, risk and cost, reasonable access from the date hereof until the Closing Date, during normal business hours, to Seller’s personnel, Properties, books and records to the extent such access does not violate the terms of any agreement to which Seller is a party and provided that Buyer maintains the confidentiality of such information in accordance with Section 4.02(a) excluding any attorney-client privileged communications or any attorney work product documents which may be contained in any of Seller’s files and any of Seller’s legal, tax or financial files, reserve evaluation information, competing bids or non-proprietary seismic, geophysical or other similar information or data except as may be permitted by with the terms of any seismic, geophysical or other similar license held by Seller. Further, Seller shall permit Buyer to conduct, at Buyer’s sole risk and expense, on site inspections and inventories of the Properties. Seller shall make a good faith effort to give Buyer, or Buyer's authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to Seller, physical access to the Properties for the purpose of inspecting same. Buyer agrees to comply fully with the rules, regulations and instructions issued by Seller (and, where Properties are operated by other parties, such other parties) regarding the actions of Buyer while upon, entering or leaving the assets. Buyer shall furnish, free of costs, Seller with a copy of any written report prepared by or for Buyer related to any environmental or physical investigation of the Properties as soon as reasonably possible after it is prepared.

(d) Seller shall promptly notify Buyer of any suit, action or other proceeding before any court, arbitrator or governmental agency and any cause of action which relates to the Properties or which might result in impairment or loss of Seller’s interest in any portion of the Properties or the value thereof or which might hinder or impede their operation.

(e) Prior to the Closing Date, Seller shall submit to Buyer for review and approval, the documents described in Section 8.02(a), and (b) below.

(f) Financial Statements: In connection with Buyer’s compliance with the SEC (hereinafter defined) Section 210.3-05, Buyer will apply for a waiver. In the event a waiver is not obtained or subject to such waiver,

(i) Seller shall use its commercially reasonable efforts to prepare, as soon as practicable after the date of this Agreement, but no earlier than 50 days, 2010, and at the sole cost and expense of Buyer, statements of revenues and direct operating expenses for the Properties for up to the most recent three (3) fiscal years ending prior to the Closing Date and all notes and schedules related thereto (including a footnote satisfying the requirements of FAS 69) in accordance with the rules and regulations adopted by the Securities and Exchange Commission (the “'SEC”), but only to the extent that such statements and notes will be required of Buyer in connection with any required Form 8-K filing with the SEC pursuant to the Securities and Exchange Act of 1934 (the “Exchange Act”) related to the transactions contemplated by this Agreement, together with any quarterly or interim period statement of revenues and direct operating expenses (in accordance with the rules and regulations adopted by the SEC) required in connection with such Form 8-K filing (collectively, the “Statements of Revenues and Expenses”). If requested by KPMG, Seller’s external auditor (“KPMG”), Seller shall execute and deliver to KPMG such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Auditing Standards 100 (Interim Financial Information), as may be reasonably requested by KPMG, with respect to the Statement of Revenue and Expenses provided. however, that Buyer shall provide customary indemnity for any officer of any Seller executing and delivering such representation letters to KPMG. If requested by KPMG, Buyer shall execute and deliver to KPMG such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Auditing Standards 100 (Interim Financial Information), as may be reasonably requested by KPMG, with respect to the Statement of Revenue and Expenses. Seller will provide suitable electronic detail in the form of lease operating statements by property adequately supporting all statements provided.

(ii) Promptly after the date of this Agreement, Seller shall request KPMG, after discussing specifications with Buyer, to (i) perform an audit of the Statements of Revenues and Expenses (other than the quarterly or interim statements for 2009) on Buyer’s behalf and to issue its opinion with respect to such Statements of Revenues and Expenses for the period(s) specified by Buyer (such Statements of Revenues and Expenses and related audit opinions being hereinafter referred to as the “Audited Statements of Revenue and Expenses”) and (ii) provide its written consent for the use of its audit reports with respect to Statements of Revenues and Expenses in any registration statement, report or other document filed by Buyer with the SEC. Buyer shall bear all fees charged by KPMG pursuant to such engagement. Buyer shall sign an engagement letter for KPMG and provide such information as may be reasonably requested from time to time by KPMG. Seller shall reasonably cooperate in the completion of such audit and delivery of the Audited Statements of Revenue and Expenses to Buyer or any of its Affiliates no later than sixty (60) days form Seller’s request.

(iii) Seller shall execute and deliver to KPMG representation letters (in form and substance customary for representation letters provided by management to extema1 audit firms) related to the audited financial statements contemplated Section 4.01(f)(i) and (ii) as may be reasonably required by KPMG; provided, however, that Buyer shall provide customary indemnity for any officer of any Seller executing and delivering such representation letters to KPMG.

(iv) Buyer shall promptly reimburse KPMG on behalf of Seller for all internal and external expenses incurred by Seller pursuant to this Section 4.01(f).

(g) For the period prior to the Closing, Seller will maintain until Closing insurance in accordance with its normal policies covering the Properties and operations thereon in amounts required by third party contracts enforceable against Seller and by all governmental agencies having authority with regard to the Properties and/or operations thereon.

(h) Seller, upon request, agrees to negotiate, in good faith, a transition agreement in the form of Exhibit “G” to facilitate the transfer of the operations of the Properties to the Buyer (the “Transition Agreement”).

4.02 Covenants of Buyer.

Buyer covenants and agrees with Seller that:

(a) Until Closing, Buyer shall keep confidential all aspects and terms of the transactions contemplated by this Agreement and all information and data concerning the Properties obtained through Seller in connection with this Agreement and, without the prior written consent of Seller, shall not disclose such information to anyone other than its lending institution, gas transmission companies, officers, employees, agents and representatives, except as otherwise required by applicable law or the applicable rules or regulations of any governmental agency or stock exchange or allowed under the Confidentiality Agreement between Seller and Buyer.

(b) Except as may be prohibited by law, BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER, ITS PARENT, SUBSIDIARY AND AFFILIATED COMPANIES, CONTRACTORS AND SUBCONTRACTORS OF EVERY TIER, CO-LESSEES, JOINT VENTURERS, CO-OWNERS, INVITEES, AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, INSURERS AND PARENT, SUBSIDIARIES OF ALL OF THEM (COLLECTIVELY, THE “TOTAL GROUP”) HARMLESS FROM AND AGAINST ANY AND ALL LIABILITY ARISING

AS A RESULT OF BODILY INJURY, DEATH, OR LOSS OR DAMAGE TO PROPRETY OR ANY OTHER DAMAGES (OTHER THAN AS A RESULT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY SELLER) TO BUYER, THEIR EMPLOYEES, AGENTS, INVITEES AND AFFILIATES, IN CONNECTION WITH BUYER’S ACCESS TO OR THE INSPECTION OF THE PROPERTIES, REGARDLESS OF THE SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT (INCLUDING UNSEAWORTHINESS AND PRE-EXISTING DEFECTS) OF ANY INDEMINFIED PERSON OR ENTITY.

(c) At Closing, Buyer will obtain (if not already maintained) and will maintain for the duration of its ownership of the Properties insurance and/or bonds covering the Properties and operations thereon in amounts required by this Agreement, by third party agreements assumed by Buyer, by third party contracts enforceable against Buyer and by all governmental agencies having authority with regard to the Properties and/or operations thereon.

(d) From and after Closing, Buyer shall perform its obligations under Section 2.02.

ARTICLE V - TITLE MATTERS

5.01 Good and Defensible Title.

(a) As used herein, the term “Good and Defensible Title” means, as to each of the Properties, ownership of leasehold, fee or royalty interests or other forms of property interests by virtue of which Seller can successfully defend against a claim to the contrary made by a third party, such that Seller (and upon Closing, Buyer) is (i) entitled to receive not less than the net revenue interest in production of oil, gas and other minerals from the wells described in Exhibit “B” throughout the life of such Property, subject to no liens, encumbrances, obligations (other than Permitted Encumbrances), (ii) is not obligated to pay costs and expenses associated with Seller’s interest greater than the working interest shown for such wells in said Exhibit “B” or (iii) not adversely affected or interfered in any material respect with the ownership of such Properties (other than Permitted Encumbrances).

(b) As used herein, the term “Permitted Encumbrances” means:

(1) Lessor’s royalties, overriding royalties, reversionary interests and other burdens affecting Seller’s net revenue interest if the net cumulative effect of such burdens does not operate to reduce the interest of Seller in any Property to less than the net revenue interest set forth in Exhibit “B”;

(2) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, tax and other similar liens or charges arising in the ordinary course of business: (i) if they have not been filed pursuant to law or if they are liens or mortgages to be released at Closing; (ii) if filed, payment is being withheld as provided by law; (iii) if they are against a Property in which Seller owns only an undivided interest and they arise pursuant to operations governed by any agreement which disclaims the existence of joint and several liability, then in such a proportion as such lien or charge encumbers interests other than the undivided interest of Seller; (iv) if their validity is being contested in good faith by appropriate action, and Seller agrees to indemnify Buyer from all costs and expenses relating to such lien or charge and the related action or (v) for which Seller has indemnified Buyer for such lien;

(3) All rights to consent by, required notices to, filings with, governmental entities, or other actions by governmental entities, in connection with the sale or conveyance of the Leases;

(4) Conventional rights of reassignment arising upon a decision or election by the owner of the Properties to surrender or abandon all or any portion of the Properties either by an express election or as a result of any other election where such a result arises under the applicable contract, provided such rights have not been exercised except to the extent provided in Exhibit “B”;

(5) Non-consent penalties applied against the interest of Seller arising under applicable operating agreements heretofore incurred and reflected in Exhibit “B”;

(6) Easements, rights-of-way, servitudes, permits, and other similar rights) that do not in any material respect reduce the value of or interfere with the use, operation or ownership of the Property subject thereto or affected thereby;

(7) Such Title Defects as Buyer has waived or released or is deemed to have waived pursuant to the terms of this Agreement, including, without limitation, Section 5.03 hereof;

(8) The terms and conditions of all leases, servitudes, agreements, declarations, orders, instruments, contracts, documents including without limitation, the terms and conditions of any and all contracts, agreements and other matters described and assigned hereby or referred to in this Agreement or exhibits hereto insofar and only insofar as they do not operate to: (A) reduce the net revenue interest for any Lease below that set forth on Exhibit “B” for such Lease or (B) increase the working interest for any Lease above that set forth on Exhibit “B” for such Lease without a proportionate increase in the corresponding net revenue interest;

(10) Rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of governmental authority;

11) The existence of any and all claims, liens or other encumbrances against the Properties arising from or related to claims or litigation disclosed in Exhibit “F” and, for which Seller has indemnified Buyer; and

(12) Any third party consents to assign that have been obtained or have been waived by the holder of such third party right prior to Closing.

5.02 Casualty Loss.

If, prior to the Closing, all or any portion of the Properties are destroyed by fire or other casualty of a similar nature, or shall be taken by condemnation or under the right of eminent domain (each a “Casualty Loss”), Buyer may elect: (i) to treat the Casualty Loss as a Title Defect in accordance with Section 5.04 and 5.05; or (ii) to purchase such Property notwithstanding any such destruction or taking (without reduction of the Purchase Price), in which case Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Property, and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid proceeds or other payments from third parties arising out of such destruction or taking. Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amount payable by reason of any Casualty Loss without first obtaining the written consent of Buyer.

5.03 Notice of Title Defect.

The term “Title Defect” means: (i) Seller’s net revenue interest in any of the Properties being less than the interests set forth in Exhibit “B”; (ii) Seller’s working interest in any of the Properties being more than the respective interest set forth on Exhibit “B” without a corresponding increase in net revenue interest; or (iii) the existence of any encumbrance, encroachment, irregularity, defect in or objection to Seller’s title to any Property (expressly excluding Permitted Encumbrances) that alone or in combination with other defects renders Seller’s title to such Properties less than Good and Defensible Title (including any Casualty Loss treated as a Title Defect pursuant to Section 5.02 above). As soon as practicable, but in no event after ten (10) business Days prior to Closing, Buyer shall furnish written notice to Seller, specifying objections to Seller’s title to any Properties which, in Buyer’s opinion, constitute Title Defects. Such notice of Title Defect shall be in writing and shall include: (i) a description of the Properties (or portion thereof) affected by the alleged Title Defect; (ii) the basis for determining that a Title Defect exists; and (iii) the amount by which Buyer believes the Allocated Value of the Property (as set forth on Exhibit “B”) has been diminished as a result of the alleged Title Defect. Buyer shall be deemed to have waived any Title Defects that are not asserted by the assertion date required in this Section 5.03.

5.04 Remedies for Title Defect.

If Buyer timely notifies Seller of an alleged Title Defect, Seller shall have the right, but not the obligation, to elect to cure the Title Defect or, in the alternative, reduce the Purchase Price in the manner provided in Section 5.05, and Seller shall furnish to Buyer prior to Closing written notice of its election. Such notice shall be in writing and shall state whether Seller agrees with the value attributed to the Title Defect as set forth in Buyer’s notice or, if not, the value which Seller attributes to such Title Defect. If Seller elects to reduce the Purchase Price, then the Purchase Price shall be adjusted as provided in Section 5.05. If Seller elects to cure the Title Defect, the procedure in Section 5.06 shall apply.

5.05 Seller’s Election Not to Cure.

If Seller is unable or elects not to cure a Title Defect of which Seller has been notified properly, exclusive of casualty losses under Section 5.02(ii), then in the event the total diminution in the value of the affected Properties exceeds five percent (5%) of the Purchase Price (the “Threshold Amount”), the Purchase Price shall be adjusted by the amount of Title Defects in excess of the Threshold Amount as set forth below:

The affected Property shall be sold and conveyed to Buyer, and the Purchase Price attributable to such Property will be reduced by the value diminution attributable to such Title Defect insofar as it exceeds the Threshold Amount (the amount of any such reductions being “Downward Defect Adjustments”), which shall be determined as follows:

(i) Where Seller agrees with the value of the Title Defect as set forth in Buyer’s notice, that value shall be the amount of the Downward Defect Adjustment.

(ii) If the Title Defect is a lien, encumbrance or other charge upon a Property which is undisputed and liquidated in amount, then the Downward Defect Adjustment shall be the amount necessary to be paid to the obligee to remove the Title Defect from the affected Property; provided, however, that if the Title Defect affects more than Seller’s interest in the affected Property, then the amount of the Downward Defect Adjustment will be reduced proportionately to the extent of Seller’s interest in the affected Property.

(iii) If the value of the alleged Title Defect set forth in Buyer’s notice is in dispute then the parties shall negotiate in good faith to reach an agreed Downward Defect Adjustment amount. If the parties cannot agree on the value of the alleged Title Defect, then the Downward Defect Adjustment shall be subject to arbitration in accordance with Section 11.14.

5.06 Seller’s Election to Cure.

If Buyer asserts Title Defects, the value diminution of which is in excess of the Threshold Amount, and Seller elects to cure and cures such Title Defect, such Property shall be conveyed upon Closing, and the portion of the Purchase Price attributable to such Property shall be contemporaneously paid by Buyer to Seller in the same manner and to the same extent that such Property would have been treated if the Title Defect had not been asserted. In the event Seller fails to cure any Title Defect prior to Closing, then at Closing the Buyer shall elect to either waive the Title Defect and proceed to Closing or continue to assert the Title Defect. As to those Properties where a Title Defect continues to be asserted:

(a) If Seller fails to cure a Title Defect within the one hundred and twenty (120) day period following Closing, Seller, at its option, may either (i) rescind its election to cure such Title Defect, in which case Section 5.05 shall govern with respect to such Property; or (ii) refund the amount of the Purchase Price subject to the Title Defect and Buyer shall then reconvey the Property for which the Title Defect was not cured to Seller by executing an Assignment, Bill of Sale and Conveyance, substantially identical in form and substance as Exhibit “E”, and neither Buyer nor Seller shall have any further obligation respecting the purchase or sale of such Property.

(b) In no event shall Seller’s liability for uncured Title Defects exceed the Allocated Value of the Property against which such Title Defect is asserted and then only to the extent the total amount of Title Defects exceeds the Threshold Amount.

5.07 Upward Adjustments.

If there is any inaccuracy that results in Seller owning an increased net revenue interest in the Properties, the party discovering such inaccuracy shall immediately notify the other party of such inaccuracy, and the Purchase Price shall be increased in proportion to the increase in the net revenue interest multiplied by the associated Allocated Value (“Upward Adjustment”).

ARTICLE VI - ENVIRONMENTAL MATTERS

6.01 Material Environmental Conditions.

Upon discovery of Material Environmental Conditions as defined below, but only to the extent that the cost to remediate such conditions to lawfully acceptable levels will exceed, in the aggregate, as to Buyer’s share, five percent (5%) of the Purchase Price, but in no event not later than twenty (20) business days prior to the Closing, Buyer shall immediately notify Seller of the nature of such conditions and shall furnish Seller with Buyer’s basis for the assertion of such conditions along with available data in support thereof. Subject to Section 10.01(d), in the event Buyer has properly notified Seller of one or more Material Environmental Conditions, Seller, at its sole discretion, shall select one of the following options:

(a) Seller shall remedy the Material Environmental Conditions at its own expense and to the satisfaction of the appropriate governmental authority prior to the Closing or as soon thereafter as is reasonably practicable; or

(b) Seller shall reduce the Purchase Price by an amount equal to the cost of the remediation of the Material Environmental Conditions, as determined by the third party contractor to be mutually agreed upon by Buyer and Seller; or

(c) Seller shall exclude the affected Property from the sale and reduce the Purchase Price by an amount equal to the Allocated Value of the affected Property as set forth on Exhibit “B”; or

(d) Seller shall indemnify and hold Buyer harmless from any and all Losses arising from the Material Environmental Condition.

“Material Environmental Condition” means a condition, excluding any condition relating to Plugging and Abandonment, that existed prior to the Effective Time but only to the extent it remains in existence after the Effective Time, with respect to the air, land, soil, surface, subsurface strata, surface water or sediments which causes a Property to be subject to remediation under Environmental Laws in effect as of the Effective Time.

“Environmental Law” means, as the same have been amended to the date hereof, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; and the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar laws as of the date hereof of any governmental authority having jurisdiction over the Property in question addressing pollution or protection of the environment and all regulations implementing the foregoing.

“Plugging and Abandonment” and “plug and abandon” and its derivatives mean all plugging, re-plugging, abandonment, platform decommissioning, structure and equipment removal, disposal or restoration associated with the Properties, including but not limited to, all plugging and abandonment, removal surface restoration (including without limitation restoration of wetlands, marshes and water bottoms restoration), site clearance and disposal of the wells, well cellars, structures and personal property located on or associated with the Properties (whether drilled or placed on Properties prior to or after the Effective Time), the removal and capping of all associated flowlines, field transmission and gathering lines, and the Pipeline Properties; the removal of underwater obstructions, the restoration of the surface, site clearance, and any disposal of related waste materials, including without limitation naturally occurring radioactive material (NORM) and asbestos, all in accordance with applicable laws and the terms and conditions of the Leases, beneficial interests, easements and Contracts, and regulatory authorities.

Any Material Environmental Condition that is not disclosed in writing by Buyer to Seller prior to twenty (20) Business Days before the Closing shall conclusively be deemed waived by Buyer, and Buyer hereby expressly assumes such liability along with liability for any other environmental condition affecting the property.

ARTICLE VII - CONDITIONS TO CLOSING

7.01 Seller’s Conditions.

The obligations of Seller at Closing are, at its option, subject to the satisfaction at or prior to Closing of the following conditions:

(a) All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of Closing, and Buyer shall have performed in all respects the agreements and covenants required by this Agreement to be performed and satisfied by Buyer at or prior to Closing.

(b) The execution, delivery and performance of this Agreement and the transactions contemplated hereby shall have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Buyer, and Buyer shall have delivered to Seller a certificate of a corporate officer certifying that such condition has been met.

(c) No action or proceeding shall have been instituted (excluding any such matter instituted by Seller) before any court, governmental agency, or arbitrator to restrain or prohibit the consummation, in whole or in part, of the transactions contemplated herein or which is related to or arises out of this Agreement.

(d) Buyer shall have furnished Seller at least ten (10) days prior to Closing proof of its (or Nominee’s if applicable) qualifications to our federal offshore leases and evidence of its maintenance of insurance and bonds as required by law, rule or regulation and this Agreement.

(e) All third party consents to the assignment of the Properties, except those governmental consents which are normally obtained after Closing, shall have been received, or waived.

7.02 Buyer’s Conditions.

The obligations of Buyer at Closing are subject, at the option of Buyer, to the satisfaction at or prior to Closing of the following conditions:

(a) All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing, and Seller shall have performed in all material respects the agreements and covenants required by this Agreement to be performed and satisfied by Seller at or prior to Closing.

(b) The execution, delivery and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Seller, and Seller shall have delivered to Buyer a certificate of a corporate officer certifying that such condition has been met.

(c) No action or proceeding shall have been instituted (excluding any such matter instituted by Buyer) before any court, governmental agency or arbitrator to restrain or prohibit the consummation, in whole or in part, of the transactions contemplated herein, or to obtain damages from Buyer in respect of, or which is related to, or arises out of this Agreement.

(d) All third party consents to the assignment of the Properties, except those governmental consents which are normally obtained after Closing, shall have been received, or waived.

(e) MMS Form 1123 (Designation of Operator) properly executed by Seller designating Buyer as the operator of the Properties.

ARTICLE VIII - CLOSING

8.01 Date of Closing.

The purchase by Buyer and the sale by Seller of the Properties as contemplated by this Agreement (the “Closing”) shall take place on or before May 21, 2010 (the “Closing Date”) at the offices of Seller at 1201 Louisiana, Suite 1800, Houston, Texas 77002, or such other time or place as the parties may agree.

8.02 Closing Obligations.

At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others.

(a) Seller shall execute, acknowledge and deliver to Buyer, an Assignment, Bill of Sale and Conveyance, substantially identical in form and substance as the instrument attached hereto as Exhibit “E”, on an “AS IS - WHERE IS” basis, with a limited warranty of title by, through or under Seller, but not otherwise, of all of Seller’s right, title and interest in the Properties (including MMS forms of assignment) for each of the Leases, six (6) original counterparts of (i) MMS Form 150, (ii) an Exhibit “A” to such form being an Assignment of Record Title Interest, substantially identical in form and substance as the instrument attached as Exhibit “E” (with both the MMS Form 150 and the Exhibit “A” being executed), (iii) any necessary conveyances for the Pipeline Properties, which together will assign the Leases and the Pipeline Properties to Buyer in accordance with the terms of this Agreement and letters-in-lieu and such notices as are reasonably necessary to direct purchasers of production from such Leases to remit the proceeds of such production to Buyer and (iv) the CG 1340 Bill of Sale and CG 1258 Application for Initial Issue, Exchange, or Replacement of Certificate of Documentation required by the U.S. Coast Guard.

(b) Buyer shall deliver to Seller, in accordance with Seller’s written instructions which are to be provided Buyer at least two (2) business days prior to Closing, an amount equal to the Closing Amount. Seller’s instructions shall provide the manner of payment, which shall at Seller’s option be direct bank or wire transfer in immediately available funds, and shall specify depository requirements.

(c) Buyer and Seller shall execute the Escrow Agreement attachted hereto as Exhibit “D”and the Transition Agreement attached in Exhibit “G”.

(d) Buyer shall deliver to Seller the Guaranty attached hereto as Exhibit “K” and the Consent attached hereto as Exhibit “L”, if the same are applicable.

ARTICLE IX - POST-CLOSING RIGHTS AND OBLIGATIONS

9.01 Files and Records.

Within sixty (60) days following Closing, or the end of any transition period, whichever later, to the extent permitted by any contractual restraints, Seller shall permit Buyer to take possession, at Buyer’s cost and expense, of originals of all files, records and data relating to the Properties (other than the Excluded Assets) in Seller’s possession and control (except accounting records for transactions prior to the Closing Date), wherever located, including, without limitation, title records (including abstracts of title and title curative documents), contracts, correspondence, production records, electric logs, other well logs, core data, pressure data and decline curves and graphical production curves, and all related records and data. As regards to such retained accounting records, Seller shall make available to Buyer such records for inspection and copying, at Buyer’s expense, during normal business hours. From time to time as requested by Seller, Buyer shall make such files, records and data which it takes possession of available to Seller for inspection and copying during normal business hours, at Seller’s expense, together with such additional files, data and records of Buyer as may be reasonably requested by Seller in order to pursue any claims, obligations and disputes relating to the Properties. The files and records shall be made available to Buyer the same format and condition as they are held by Seller as of the date of this Agreement.

9.02 Post-Closing Administrative Accounting Responsibilities.

To the extent Seller is presently involved in the administration of the Properties, Seller shall retain the obligation and responsibility for the administration of the Properties for the period ending on the Closing Date.

Therefore, to facilitate a convenient and proper transfer of the administrative accounting responsibilities relating to the Properties, Seller and Buyer agree the administrative duties will be transferred from the Seller to the Buyer in accordance with the Transition Agreement.

9.03 Post-Closing Adjustments.

On or before the business day next following the one hundred twentieth (120th) day after Closing, Seller shall prepare and deliver to Buyer, in accordance with this agreement and generally accepted accounting principles, a statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price that was not finally determined as of the Closing and showing the calculation of such adjustments, which adjustments shall be in accordance with the principles of this Agreement. Within thirty (30) days of receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The parties shall negotiate in good faith and undertake to agree with respect to the amounts due pursuant to such post-closing adjustment no later than thirty (30) days after Buyer’s submission of its written report hereunder to Seller. The date upon which such Agreement is reached or upon which the Adjusted Purchase Price is established, shall be herein called the “Final Settlement Date.” In the event that (i) the

Adjusted Purchase Price is more than the Closing Amount, Buyer shall pay to Seller in immediately available funds the amount of such difference, or (ii) the Adjusted Purchase Price is less than the Closing Amount, Seller shall pay to Buyer in immediately available funds the amount of such difference to Buyer.

9.04 Subsequent Adjustments.

Buyer and Seller recognize that subsequent to the Final Settlement Date provided for in Section 9.03, either Buyer or Seller may from time to time receive monies which belong to the other or pay expenses which are the obligation of the other. Upon receipt of monies due which belong to the other, the receiving party shall promptly pay over such monies to the party entitled to the same. If payment is made of expenses which are the obligation of the other, the paying party shall invoice the other for the expenses paid, and the invoiced party shall pay the amount due within thirty (30) days of receipt of said invoice. Further, after Closing Buyer will use diligent efforts in aiding Seller in securing payments of past due expenses owed Seller by defaulting non-operators, including directing purchasers to pay proceeds from sales of such non-operator’s share of production directly to Buyer, as Operator, to be applied on a First-in, First-out Basis to past due expenses owed the Operator. Any adjustment required pursuant to this section shall be in accordance with the principles set forth in this Agreement as regards such adjustment.

9.05 Reservation of Claims.

Seller shall be entitled to all amounts payable to it with respect to reimbursement of prepaid expenses, and settlements or judgments of claims, obligations or disputes related to the Properties (including take-or-pay claims) which arise, accrue or relate to events occurring prior to the Effective Time, including but not limited to those claims shown on the attached Exhibit “I”, regardless of when such amount is finally paid, and Seller hereby expressly reserves all right with respect thereto.

9.06 Sales and Use Taxes and Recording Fees.

Buyer shall pay all applicable transfer, sales and use taxes and associated interest, penalties and all other costs which Buyer has directly contracted to pay occasioned by the sale of the Properties and all documentary, filing and recording fees required in connection with the filing and recording of any assignments. Buyer agrees to indemnify Seller from and against all losses, obligations, liabilities, costs and expenses (including, without limitation, attorney fees and cost of trial and appeal) associated with all applicable transfer, sale and use taxes and associated interest and penalties, if any, occasioned by the sale of the Properties.

9.07 Further Assurances.

After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto. Seller shall use its commercially reasonable efforts to obtain Executed MMS Form 1123 (Designation of Operator) and MMS Form 1017 (Designation of Applicant) from all working interest owners of the Properties designating Buyer or Nominee, as applicable.

9.08 Nonsurvival.

The representations warranties and covenants contained in Sections 2.02, 3.01 (a)-( j), (m), (o) and (r); Section 3.02; Sections 4.02(b), (c) and (d); Section 5.04; Section 5.06; Section 6.01; Section 8.02; Sections 9; and Section 11 shall survive the Closing and the Final Settlement Date; provided, the representations and warranties Seller or Buyer contained in Sections 3.01(a)- (j), (m) and (o) and 3.02 of this Agreement shall survive the Closing but only for a period of one (1) year from the Effective Time and provided, further, Sections 3.01(r) shall survive the Closing, but only for a period of six (6) months from the Effective Time. Except as provided above, all other representations, warranties, covenants, agreements and conditions provided for herein shall not survive the Closing Date.

9.09 Indemnity and Assumption of Obligations.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, BUYER EXPRESSLY ASSUMES AND AGREES TO RELEASE, DEFEND AND INDEMNIFY TOTAL GROUP FOR ALL OBLIGATIONS LIABILITIES, DEMANDS, CLAIMS, LOSSES, COSTS, SUITS OR CAUSES OF ACTION (INCLUDING BUT NOT LIMITED TO ANY JUDGMENTS, LOSSES, LIABILITIES, EXPENSES, INTREEST, LEGAL FEES, COSTS OF SUIT, AND DAMAGES, WHETHER IN LAW OR EQUITY) (HEREINAFTER “CLAIMS”) FOR PLUGGING AND ABANDONING ANY WELLS CURRENTLY OR HEREAFTER LOCATED ON THE PROPERTIES, FOR ABANDONING ALL PLATFORMS, PIPELINES AND OTHER FACILITIES IN ACCORDANCE WITH SOUND OILFIELD PRACTICE AND IN COMPLIANCE WITH ALL GOVERNMENTAL LAWS, RULES AND-REGULATIONS AT BUYER’S SOLE COST, RISK AND EXPENSE, AND BUYER ASSUMES ANY AND ALL LIABILITY THEREFOR EVEN THOUGH SUCH LIABILITY TO PLUG AND ABANDON AND RESTORE THE PREMISES MAY HAVE ARISEN PRIOR TO THE EFFECTIVE TIME. ADDITIONALLY, BUYER ASSUMES AND AGREES TO RELEASE, DEFEND AND INDEMNIFY SELLER FOR ALL OTHER CLAIMS AND LIABILITIES ASSOCIATED WITH THE OPERATION OF THE PROPERTIES BY BUYER OR ANY PREDECESSOR OPERATOR, WHETHER OR NOT ARISING PRIOR TO THE EFFECTIVE TIME AND WHETHER OR NOT RESULTING FORM THE SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT (INCLUDING UNSEAWORTHINESS AND PRE-EXISTING DEFECTS) OF TOTAL GROUP. BUYER HEREBY ASSUMES AND AGREES TO BE BOUND BY ALL EXPRESS AND IMPLIED COVENANTS, RIGHTS, CONDITIONS, OBLIGATIONS AND LIABILITIES UNDER ALL AGREEMENTS, CONTRACTS, LEASES AND OTHER INSTRUMENTS CONSTITUTING THE PROPERTIES. BUYER AGREES TO ENTER INTO ANY SPECIFIC AGREEMENTS OF ASSUMPTION WITH RESPECT TO THE ASSUMED OBLIGATIONS OF THE SELLER WHICH MAY BE REQUIRED BY THIRD PARTIES OR GOVERNMENTAL AUTHORITIES. BUYER HEREBY ASSUMES AND AGREES TO DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM AND AGAINST ALL CLAIMS IN ANY WAY RELATED TO, DIRECTLY OR INDIRECTLY, ARISING FROM OR CONNECTED WITH

THE PROPERTIES AND THE OPERATION THEREOF AND ALL OTHER OBLIGATIONS ASSUMED HEREUNDER, WHETHER KNOWN OR UNKNOWN, WHETHER ARISING OR RELATED TO THE PERIOD PRIOR TO THE EFFECTIVE TIME OR THEREAFTER AND WHETHER OR NOT RESULTING FORM THE SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT (INCLUDING UNSEAWORTHINESS AND PRE-EXISTING DEFECTS) ON THE PART OF TOTAL GROU; PROVIDED, HOWEVER, THAT BUYER DOES NOT ASSUME, NOR INDEMNIFY SELLER FOR, ANY OBLIGATIONS AND LIABILITIES TO THE EXTENT THAT THEY ARE ATTRIBUTABLE TO OR ARISE OUT OF THE FOLLOWING SECTION 9.09 PARAGRAPHS (A) THROUGH (J) (COLLECTIVELY, THE “RETAINED SELLER OBLIGATIONS”);

(a) the Excluded Properties;

(b) unpaid royalties prior to the Effective Time attributable to the interest of Seller in any production from the Properties covering Seller’s period of ownership;

(c) Third Party claims for Property Costs prior to the Effective Time, including any obligation under that certain Volume Commitment Agreement between Elf Exploration Inc.., and Cypress Pipeline Company, L.L.C., dated May 1, 1999;

(d) Third Party claims for property damage, personal injury or death to the extent occurring during Seller’s ownership or operation of the Properties prior to the Effective Time;

(e) tax obligations due as of the Effective Time to the interest of Seller covering Seller’s period of ownership;

(f) the MMS Notices listed on Schedule 3.01(q);

(g) Third Party claims to the linefill in the gas and crude petroleum lateral export pipelines owned by Seller from the Matterhorn platform;

(h) an inaccuracy of any representation of Seller under Section 3.01 (a) through (k), (m), (o) and (r), limited to the period of survivability under Section 9.08;

(i) mortgages or materialman’s, mechanics, repairman’s, employee’s, contractor’s, operator’s or other similar liens affecting Seller’s interest in the Properties; or

(j) claims and litigation retained by Seller listed on Exhibits “F” and “I”.

Seller shall indemnify, defend and hold harmless Buyer against and from all claims and liabilities incurred or suffered by Buyer caused by, arising out of or resulting from the Retained Seller Obligations; provided, Buyer must have provided Seller written notice of a claim for which it seeks indemnity and (i) in the case of Section 9.09 (c) and (d), such written notice of a claim must be given within twenty four months of the Effective Time, (ii) in the case of Section 9.09 (g) and (i), such written notice of a claim must be given within six months of the Effective Time and (iii) in the case of Section 9.09 (h), such written notice of a claim must be given within the applicable period of survivability under Section 9.08.

As used herein, “Property Costs” means any and all operating costs, including any overhead charges allowable under the applicable accounting procedure promulgated by the Council of Petroleum Accountant Societies (“COPAS”), and capital expenditures incurred connection with the operation of the Properties that are, in accordance with generally accepted accounting principles and COPAS, attributable to the period of time before the Effective Time that arise out of, are associated with, or relate to the ownership or operation of the Properties. For purposes of this Agreement, Property Costs arising out of, associated with, or relating to work performed prior to the Effective Time, to the extent such work was actually performed prior to the Effective Time, shall be deemed to arise out of the period of time prior to the Effective Time and Property Costs arising out of, associated with, or relating to work performed from and after the Effective Time, to the extent such work was actually performed on and after the Effective Time, shall be deemed to arise out of the period of time from and after the Effective Time. “Third Party” means any individual or entity other than Seller and Buyer, Nominee, if any, or Affiliates, including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative of an individual.

9.10 Production Reporting.

If the actual Closing Date for the sale of the Properties is not on the last day of the month in which Closing occurs, the party required by relevant state and governmental agencies and authorities shall file all necessary production and regulatory reports with the necessary state and governmental agencies and authorities for the month of Closing and for all subsequent months. The other party shall provide at cost its reasonable assistance as necessary to complete such filings within the period of time prescribed by law or regulation.

ARTICLE X - TERMINATION OF AGREEMENT

10.01 Termination.

This Agreement and the transactions contemplated hereby may be terminated on or before Closing in the following instances:

(a) By Seller if the conditions set forth in Section 7.01 are not satisfied in all material respects or waived as of the Closing Date.

(b) By Buyer if the conditions set forth in Section 7.02 are not satisfied in all material respects or waived as of the Closing Date.

(c) At Buyer’s option, if the total Title Defects exceed five percent (5%) of the Purchase Price.

(d) In the event the total amount of costs to remediate the Material Environmental Condition (s) exceeds ten percent (10%) of the Purchase Price, Seller or Buyer may choose to terminate this Agreement.

(e) At any time by the mutual written agreement of Buyer and Seller.

10.02 Liabilities Upon Termination.

If this Agreement is terminated for any reason by Buyer, except as set forth in Sections 10.01(b), 10.01(c) or 10.01(d) above, or is breached by Buyer, Seller shall retain the Deposit as agreed liquidated damages and not as a penalty. If this Agreement is terminated by Buyer under Sections 10.01(b), 10.01(c) or Section 10.01(d), Buyer shall be entitled to a refund of the Deposit. In addition, Buyer and Seller shall be entitled to specific performance of the other party’s obligations under this Section.

ARTICLE XI - MISCELLANEOUS

11.01 Notices.

All notices and communications required or permitted under this Agreement shall be sufficiently given, effective upon receipt, if personally delivered in writing or if mailed, by registered or certified mail, postage prepaid, or if communicated by facsimile transmission with a telephone call confirming receipt, if directed to the parties addressed as follows:

Seller:		TOTAL E&P USA, INC.
1201 Louisiana, Suite 1800, Houston, Texas 77002
	Telephone:	(713) 647-3000
	Telecopy:	(713) 647-3662
	Attention:	Eric Bonnin, Vice President

With a copy to:

TOTAL E&P USA, INC.
1201 Louisiana, Suite 1800, Houston, Texas 77002
	Telephone:	(713) 647-3995
	Telecopy:	(713) 647-3699
	Attention:	Dawn Lannin, General Counsel

Buyer:		W&T OFFSHORE, INC.
Nine Greenway Plaza, Suite 300, Houston, Texas 77046
	Telephone:	(713) 626-8525
	Telecopy:	(713) 624-7378
	Attention:	President

With a copy to:

W&T OFFSHORE, INC.
Nine Greenway Plaza, Suite 300, Houston, Texas 77046
Telephone:	(713) 626-8525
Telecopy:	(713) 624-7378
Attention:	General Counsel

Any party may, by written notice so delivered to the others, change the address or individual to which delivery shall thereafter be made.

11.02 Amendments.

Except as otherwise provided herein, this Agreement may be amended or modified at any time and in all respects, or any provision may be waived, only by an instrument in writing executed by Buyer and Seller in the case of amendment or modification, or, in the case of a waiver, by a written instrument executed by the party to whom the obligation was owed.

11.03 Assignment.

Neither Buyer nor Seller may assign all or any portion of its rights or delegate all or any portion of duties under this Agreement without the prior written consent of the other party. Notwithstanding the previous sentence, Buyer may exercise its right pursuant to Section 1.01 to have Buyer acquire the properties in the name of Nominee.

11.04 Intentionally Omitted.

11.05 Headings.

The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

11.06 References.

References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporation. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, estate or other entity.

11.07 Governing Law.

This Agreement, other documents delivered pursuant hereto and the legal relations between the parties shall be governed and construed in accordance with the laws of the state of Texas, excluding any conflict of law provisions thereof. The validity, effect and construction of the various conveyances affecting the title to real property, including any warranties of title set forth therein and the remedies for breach thereof, shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated.

11.08 Announcements.

Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued at or prior to the Closing concerning this Agreement or the transaction contemplated hereby. Except as may be required by applicable laws or the applicable rules or regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party. Notwithstanding the foregoing, Seller and Buyer shall each have the right to disclose the transaction to the extent set out on the attached form of press release (Exhibit “J”).

11.09 Entire Agreement.

This Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, correspondence, offering materials, maps and prior agreements and understandings relating to such subject matter, whether oral or written.

11.10 Parties in Interest.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective permitted successors and assigns; and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

11.11 HSR Filings.

If compliance with the Hart-Scott-Rodino Act is required in connection with the Transaction, as promptly as practicable and in any event not more than thirty (30) days after the date of this Agreement, both parties shall file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and shall as promptly as practicable furnish any supplemental information that may be requested in connection therewith. Each party shall take all reasonable steps to achieve early termination of applicable waiting periods.

11.12(a) Disclaimer of Warranties by Seller.

Seller shall convey the Properties to Buyer without any warranties, including title excepted as provided herein, and Buyer shall waive any and all warranties to which it would otherwise be entitled under applicable law. SELLER CONVEYS TO BUYER, ALL RIGHT, TITLE AND INTEREST OF SELLER IN AND TO THE PROPERTY WITHOUT ANY WARRANTY OR RECOURSE WHATSOEVER, THE SOLE PERIL AND RISK OF EVICTION BEING ASSUMED BY BUYER, BUT WITH FULL SUBSTITUTION AND SUBROGATION IN AND TO ALL THE RIGHTS AND ACTIONS OF WARRANTY WHICH SELLER HAS OR MAY HAVE AGAINST ALL PRECEDING OWNERS OR VENDORS.

BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT INCLUDING, WITHOUT LIMITATION, THE PROVISIONS OF LOUISIANA CIVIL CODE ARTICLES 2475 THROUGH 2548, INCLUSIVE, AND (h) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH) IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY SHALL BE CONVEYED TO BUYER “AS IS AND WHERE IS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE PROPERTY AS BUYER DEEMS APPROPRIATE AND BUYER WILL ACCEPT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE PROPERTY “AS IS AND WHERE IS”, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.BUYER SHALL HAVE NO RIGHT OR CAUSE OF ACTION AGAINST SELLER TO ASSERT IN ANY CONTROVERSY, CLAIM, DEMAND OR LITIGATION ARISING FROM OR IN CONNECTION WITH THE PROPERTY. FURTHER, BUYER SHALL HAVE NO RIGHT OR CAUSE OF ACTION AGAINST SELLER TO ASSERT IN ANY CONTROVERSY, CLAIM, DEMAND OR LITIGATION ARISING FROM OR IN CONNECTION WITH THE PROPERTIES OR ANY SUCH WARRANTY OR WARRANTIES OR LITIGATION UNDER ANY OTHER APPLICABLE LAWS, STATUTES, RULES OR REGULATIONS, AS THE SAME MAY FROM TIME TO TIME BE AMENDED, RELATING TO ANY CONTAMINATION ON, IN OR UNDER THE PROPERTY, AND ALL OTHER ENVIRONMENTAL OR HAZARDOUS SUBSTANCES LIABILITIES OF WHATSOEVER KIND OR NATURE, INCLUDING WITHOUT LIMITATION (a) ALL FORESEEABLE AND UNFORESEEABLE DAMAGES OF ANY KIND OR NATURE AND (b) THE COSTS OF ANY REQUIRED OR NECESSARY INVESTIGATION, STUDY, REPAIR, CLEAN-UP DETOXIFICATION, UNDER ANY OTHER STATUTE, REGULATION, ORDINANCE OR

DECREE. BUYER AGREES TO COMPLY WITH ALL SUCH STATUTES, REGULATIONS, ORDINANCES, ORDERS AND DECREES IN SUCH MANNER THAT NO LIABILITY OR CLAIMS WILL BE ASSERTED AGAINST SELLER.

11.12(b) Waiver of Consumer Rights.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUYER WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 et seq., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAVER.

IN ORDER TO EVIDENCE ITS ABILITY TO GRANT THE ABOVE WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT BUYER (i) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (ii) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY AND (iii) IS NOT IN SIGNIFICANTLY DISPARATE BARGAINING POSITION.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUYER HEREBY WAIVES ALL PROVISIONS OF THE LOUISIANA UNFAIR TRADE PRACTICES AND CONSUMER PROTECTION LAW, LA. REV. STAT. ANN. § 51:1401 ET SEQ. (THE “UTPL”).

TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUYER HEREBY WAIVES ALL PROVISIONS OF CONSUMER PROTECTION ACTS, DECEPTIVE TRADE PRACTICE ACTS AND OTHER ACTS SIMILAR TO THE DTPA AND/OR THE UTPL IN ALL JURISDICTIONS IN WHICH ANY OF THE ASSETS ARE LOCATED (SUCH ACTS, TOGETHER WITH THE DTPA AND THE UTPL, ARE HEREINAFTER COLLECTIVELY REFERRED TO AS THE “TRADE PRACTICES ACTS”).

BUYER EXPRESSLY RECOGNIZES THAT THE PRICE FOR WHICH SELLER HAS AGREED TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT HAS BEEN PREDICATED UPON THE INAPPLICABILITY OF THE TRADE PRACTICES ACTS AND THIS WAIVER OF THE TRADE PRACTICES ACTS. BUYER FURTHER RECOGNIZES THAT SELLER, IN DETERMINING TO PROCEED WITH THE ENTERING INTO OF THIS AGREEMENT, HAS EXPRESSLY RELIED ON THIS WAIVER AND THE INAPPLICABILITY OF THE TRADE PRACTICES ACTS.

11.12(c) Disclaimer Regarding Information.

SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES, AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO (a) THE

ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) NOW, HERETOFORE, OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (EXCEPT AS OTHERWISE PROVIDED IN SECTION 3.01) OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING DATE.

11.13 Waiver of Certain Damages.

Each party irrevocably waives and agrees not to seek indirect, consequential, punitive or exemplary damages of any kind from the other party, its affiliates, officers, agents, or employees, in connection with any dispute arising out of or related to this Agreement or the breach hereof. For the avoidance of doubt, this Section does not diminish or otherwise affect the parties’ rights and obligations to be indemnified against, and provide indemnity for, indirect, consequential, punitive or exemplary damages awarded to any third party for which indemnification is provided in this Agreement or Seller’s right to receive liquidated damages, including the Deposit.

11.14 Arbitration.

Except as specifically provided otherwise in Section 5, disputes arising from or related to this Agreement shall be resolved through use of binding arbitration using three (3) arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Article and the Commercial Arbitration Rules or the Federal Arbitration Act, this Article shall control. Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations. Arbitration, if initiated, must be initiated by a party (“Claimant”) serving written notice on the other party (“Respondent”) that the Claimant elects to refer the dispute to binding arbitration. Claimant’s notice initiating arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) Days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent does not name an arbitrator within the thirty (30) Day period, the administrator of the Houston office of the AAA shall provide the parties with a list of potential arbitrators from the National Panel of Commercial Arbitrators maintained by the AAA (subject to the qualification requirements of this Article 18) and an arbitrator for Respondent’s account shall be determined in accordance with the procedures set forth in Section R-13.b of the Commercial Arbitration Rules of the AAA. The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) Days after the second arbitrator has been appointed. If the party-appointed arbitrators cannot reach agreement upon the third arbitrator within the thirty (30) Day period, the third arbitrator shall be selected in accordance with the procedures set forth in Section R-15.c of the Commercial Arbitration Rules of AAA,

provided that, all potential arbitrators shall meet the qualification requirements of this Article 18. With respect to arbitrators selected using the procedures set out in R-13.b or R-15.c, if any, the AAA shall submit lists to the parties until an arbitrator is selected and shall not have the power to make an appointment other than through the exchange of lists. The parties each shall pay one-half of the compensation and expenses of the arbitrators. All arbitrators must (a) be neutral persons who have never been officers, directors, employees, or consultants or had other business relationships with the parties or any of their affiliates, officers, directors or employees, and (b) have not less than seven (7) years recent experience in the U.S. oil and gas industry relevant to the matters in dispute. The hearing will be conducted in Houston, Texas, and commence as soon as practicable after the selection of the third arbitrator. The parties and the arbitrators should proceed diligently and in good faith so that the award can be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the parties. The arbitrators shall have no right or authority to grant or award indirect, consequential, punitive or exemplary damages of any kind.

11.15 Exhibits and Schedules.

All exhibits and schedules attached to or referred to in this Agreement are incorporated into and made a part of this Agreement.

11.16 Knowledge.

Whenever a statement regarding the existence (or absence) of any fact in this Agreement is qualified by a phrase such as “to the best of such party’s knowledge” or “known to such party,” Buyer and Seller intend that the only information to be attributed to such party is information actually known to (i) the person in the case of an individual, or (ii) in the case of a corporation, a current officer who devotes, or has devoted, substantial attention to matters of such nature during the ordinary course of his employment during the last twenty-four (24) months. Unless otherwise specifically provided in this Agreement, no party is represented or obligated to have undertaken a separate investigation in connection with the transaction contemplated in this Agreement to determine the existence (or absence) of any statement or representation qualified by a phrase such as “to the best of such party’s knowledge” or “known to such party.”

[Signatures on Following Page]

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement on the day and year first above written.

SELLER:

TOTAL E&P USA, INC.

By:	/s/ Jean-Michel Lavergne
Name:	Jean-Michel Lavergne
Title:	President & CEO

BUYER:

W&T OFFSHORE, INC.

By:	/s/ Jamie L. Vazquez
Name:	Jamie L. Vazquez
Title:	President

EXHIBIT “K”

To the Purchase and Sale Agreement between TOTAL E&P USA, INC. AND W&T OFFSHORE, INC., dated the      of April, 2010 relating to certain properties located in the Gulf of Mexico.

PARENT COMPANY GUARANTY

This Parent Company Guaranty (the “Guaranty”) is made and entered into the      day of             , 2010 by and between, W&T OFFSHORE, INC., a Texas corporation, with offices at Nine Greenway Plaza, Suite 300, Houston, Texas 77046 (“Guarantor”) in favour of TOTAL E&P USA, INC., a company incorporated in Delaware and having an office at 1201 Louisiana, Suite 1800, Houston, Texas 77002 (“TOTAL”).

All terms not otherwise defined herein shall have the same meanings ascribed to them in that certain Purchase and Sale Agreement dated April     , 2010 by and between TOTAL and Guarantor (the “PSA”).

WITNESSETH:

WHEREAS, pursuant to the PSA, TOTAL has agreed to sell to Guarantor and Guarantor agreed to buy from TOTAL, the Properties; and

WHEREAS, Guarantor has provided written notice to TOTAL pursuant to Section 1.01 of the PSA that Guarantor has elected to acquire the Properties in the name of a nominee, such nominee being W & T Energy VI, LLC, a wholly owned subsidiary of Guarantor, organized in the State of Delaware, with an address at Nine Greenway Plaza, Suite 300, Houston, Texas 77046 (together with its successors and assigns, the “Nominee”); and

WHEREAS, pursuant to Section 2.02(j) of the PSA, Guarantor is obligated to guaranty the Plugging and Abandonment obligations as further security for TOTAL that the Nominee (or any successor or assign) properly performs Plugging and Abandonment of the Properties.

NOW THEREFORE, in consideration of the premises contained in this Guaranty and in the PSA and other good a valuable consideration, the receipt and sufficient of which are hereby acknowledged, and further acknowledging that TOTAL relied upon this Guaranty as an inducement to enter into the PSA, it is hereby agreed as follows:

1. GUARANTY

a. Guarantor hereby unconditionally, absolutely, continuingly and irrevocably guarantees and agrees to be bound jointly and severally and in solido with the Nominee, as primary obligor and not merely as a surety, to TOTAL the timely, punctual, true and faithful performance and observance by the Nominee of Nominee’s obligations and liabilities to plug and abandon the Properties (plugging and abandonment being defined in the PSA as Plugging and Abandonment) (collectively, the “Guaranteed Obligations”). TOTAL shall not be required to prosecute collection or seek to enforce or resort to any remedies against the

Nominee or any other person liable to TOTAL on account of the Guaranteed Obligations or any guaranty thereof. Guarantor’s liabilities to TOTAL under this Guaranty (collectively, “Guarantor’s Liabilities”) shall in no way be impaired, affected, reduced or released by reason of (i) the failure or delay by TOTAL to do or take any of the actions or things described in this Guaranty or (ii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or a part of the Properties by the Nominee, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings or any other inability to pay or perform affecting the Nominee or any of its assets, or any allegation concerning, or contest of the legality or validity of, the indemnification obligations under this Guaranty.

b. In the event that the Nominee, its successors or assigns, fails to comply with any of the Guaranteed Obligations, Guarantor shall:

i. take corrective action to perform the Guaranteed Obligations in compliance with, and within the period of time specified by, the Minerals Management Service (“MMS”) (or any other applicable governmental agency);

ii. indemnify and hold harmless TOTAL against any and all losses, damage, costs, claims, interest payable under the PSA and expenses (including reasonable attorneys’ fees and costs of litigation) which TOTAL may incur (i) by reason of such non-compliance; (ii) enforcing this Guaranty and (iii) preserving its rights under the PSA with respect to the Guaranteed Obligations; and

iii. upon notice in writing from TOTAL, Guarantor shall at its own expense immediately perform or take whatever steps may be necessary to procure performance of the aforesaid obligations and liabilities without prior notice to Nominee

2. REPRESENTATIONS AND WARRANTIES

Guarantor represents and warrants to TOTAL that:

a. Guarantor is duly organized, validly existing and in good standing under the laws of Texas.

b. Guarantor has the requisite power and authority to execute and deliver this Guaranty and to perform its obligations under this Guaranty. The execution, delivery and performance of this Guaranty by Guarantor has been duly and validly authorized by all necessary action of Guarantor and no additional authorization on the part of Guarantor is necessary in connection with the execution, delivery and performance by Guarantor of this Guaranty.

c. This Guaranty has been duly executed and delivered by Guarantor and is the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

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d. The execution, delivery and performance by Guarantor of this Guaranty does not and will not (i) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other organizational or governing documents of Guarantor, (ii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Guarantor under, any note, bond, mortgage, indenture, permit, license, lease, agreement, contract, arrangement or commitment to which Guarantor is or may hereafter become a party or by which Guarantor or any of its assets or properties are or may hereafter become bound or affected or (iii) violate or result in a breach of or constitute a default under any law, regulation or judgment applicable to Guarantor or by which Guarantor or any of its assets are bound or affected.

e. No consent is required to be obtained by Guarantor from, and no notice or filing is required to be given by Guarantor to or made by Guarantor with, any federal, state, local, foreign or other governmental authority in connection with the execution (including the MMS, delivery and performance by Guarantor of this Guaranty.

f. There is no proceeding pending or, to Guarantor’s knowledge, threatened against Guarantor with respect to which there is a reasonable likelihood of a determination which, individually or in the aggregate, would materially hinder or impair Guarantor’s ability to discharge Guarantor’s Liabilities.

3. WAIVERS AND ACKNOWLEDGEMENTS

a. Guarantor waives any and all right to assert against TOTAL any claim or defense with respect to the legality, validity and/or enforceability of this Guaranty based upon any failure of TOTAL to furnish to Guarantor any information or facts relating to the ability of the Nominee to pay and perform the applicable Guaranteed Obligations.

b. Guarantor waives all defenses, counterclaims and offsets of any kind or nature in connection with the legality, validity and/or enforceability of this Guaranty, including, without limitation, any such defense, counterclaim or offset arising directly or indirectly from any agreement, instrument or document executed and delivered by the Nominee. Guarantor waives presentment, demand, notice of dishonor, protest and all other notices whatsoever.

c. Guarantor waives any and all right to assert against TOTAL any claim or defense based upon any election of remedies by TOTAL which in any manner impairs, affects, reduces, releases or extinguishes Guarantor’s right to proceed against the Nominee for any rights of Guarantor against the Nominee, or against any other person.

d. Guarantor hereby waives notice of the following events or occurrences, and agrees that its guarantee obligations under this Guaranty shall be continuing, absolute and unconditional and shall remain in full force and effect until all of the Guaranteed Obligations have been completely discharged irrespective of: (i) acceptance of this Guaranty by TOTAL; (ii) amendment or modification of any of the PSA or any instruments executed therewith, or waiver or release of any provisions of the PSA or any instruments execued therewith by TOTAL; (iii) presentment, demand, notices of default, nonpayment, partial payment and protest, and all other notices or formalities to which Guarantor may be entitled; (iv) TOTAL’s heretofore, now or at any time hereafter granting to the Nominee (or any other person liable to TOTAL on account of Guaranteed Obligations) any indulgence or extension of time of payment of the Guaranteed Obligations; (v) TOTAL’s heretofore, now or at any

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time hereafter accepting from the Nominee or any other person any partial payment or payments on account of the Guaranteed Obligations settling, subordinating, compromising, discharging or releasing the same; and (vi) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

e. Guarantor shall not be discharged or released from this Guaranty by:

i. any assignment arrangement made by Nominee without the consent of TOTAL;

ii. failure or delay of TOTAL in giving notice to Nominee or Guarantor;

iii. any bankruptcy, insolvency, reorganization or similar proceeding by or against Nominee; or

iv. amendment or modification to, or extension or waiver of, any rights or obligations under the PSA or applicable law.

f. No waiver of any right under this Guaranty shall be valid unless in writing, expressly identified as a waiver hereunder and signed by TOTAL.

4. REMEDIES

a. If Guarantor’s Liabilities are not paid or performed when due, TOTAL may proceed to suit against Guarantor (at TOTAL’s election, one or more successive or concurrent suits may be brought hereunder by TOTAL against Guarantor, whether suit has been commenced against the Nominee and in any such suit the Nominee may be joined (but need not be joined) as a party with Guarantor). In addition, TOTAL may exercise any other right or remedy provided by law.

5. MERGERS, CONSOLIDATIONS, SALES

a. Guarantor covenants that if it dissolves or otherwise disposes of all or substantially all its assets or consolidates with or merges into another corporation or entity or permits one or more other corporations or entities to consolidate with or merge into Guarantor, then it will cause the surviving or successor corporation or entity to assume in writing the obligations of Guarantor herein.

b. If a consolidation, merger or sale or other transfer is made as permitted by this Section 5, the provisions of this Section 6 shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section 5.

6. GOVERNING LAW

Except as may be otherwise required under the Outer Continental Shelf Lands Act, 43 USC 1331, et seq., this Guaranty shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction. Venue shall be in Harris County, Texas. To the extent a court or arbitrator is compelled to apply the substantive laws of a state other than Texas, any references in this Guaranty to Texas law shall be replaced with the equivalent provision in such other state’s law.

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7. NOTICES

Any notice or other document to be given under this Guaranty shall be in writing and shall be deemed to be duly given if it (or the envelope containing it) identifies the party herein to whom it is intended to be given as the addressee and is delivered personally or is sent by United States mail as follows:

If to Guarantor:

W&T OFFSHORE, INC.
Nine Greenway Plaza, Suite 300, Houston, Texas 77046
	Telephone:	(713) 626-8525
	Telecopy:	(713) 624-7378
	Attention:	President

With a copy to:

W&T OFFSHORE, INC.
Nine Greenway Plaza, Suite 300, Houston, Texas 77046
	Telephone:	(713) 626-8525
	Telecopy:	(713) 624-7378
	Attention:	General Counsel

If to TOTAL:

TOTAL E&P USA, INC.
Attention: Vice President Business Development & Strategy
1201 Louisiana, Suite 1800
Houston, Texas 77002

With a copy to:

TOTAL E&P USA, INC.
Attention: General Counsel
1201 Louisiana, Suite 1800
Houston, Texas 77002

8. ENTIRE AGREEMENT

This Guaranty and the PSA represents the entire agreement between the parties with respect to the subject matter hereof and shall not be amended or modified unless in writing, expressly identified as an amendment and signed by both parties.

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IN WITNESS WHEREOF this Guaranty has been executed for and on behalf of Guarantor on the day and year first above written.

W&T OFFSHORE, INC.

Per:

Title:

Per:

Title:

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